[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800



CONTACT:

Barbara Baker                             Joele Frank/Matthew Sherman
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com




TAUBMAN CENTERS BOARD UNANIMOUSLY REJECTS
REVISED OFFER

         Bloomfield Hills, Mich., January 21, 2003 - Taubman Centers, Inc. (NYSE:TCO) today announced that after careful consideration, including a thorough review with its financial and legal advisors, its Board of Directors has unanimously voted to reject the revised $20.00 per share cash offer announced by Simon Property Group (NYSE:SPG) in conjunction with a subsidiary of Westfield America Trust (ASX:WFA) ("the revised Simon offer") as inadequate, opportunistic and clearly not in the best interests of Taubman Centers shareholders. Accordingly, the Board of Directors strongly recommends that all Taubman Centers shareholders reject the revised Simon offer and not tender their shares.
         Robert S. Taubman, Chairman, President and Chief Executive Officer of Taubman Centers, stated, "The Taubman Centers Board has thoroughly considered the revised Simon offer - as it had considered Simon's earlier offers - and again has unanimously rejected the offer. The Board's position remains clear - the Company is not for sale. The desire of two acquisition-driven companies to acquire Taubman Centers doesn't make it the right time to sell - it simply emphasizes the attractiveness of our premier assets."
         The Company noted that its collection of upscale regional mall assets cannot be replicated. They represent the most productive portfolio of regional malls in the public sector and have always been and will always be highly coveted. The Company has a strong track record and has achieved the sector's highest FFO (Funds From Operations) per share growth rate for the first nine months of 2002. For the five years ending November 13, 2002, the date

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immediately prior to the public announcement of Simon's initial proposal,
Taubman Centers delivered more than an 80% total return to shareholders as compared to 63% for Simon.
         S. Parker Gilbert, an independent director of Taubman Centers and retired Chairman of Morgan Stanley Group, Inc., stated, "Our Board continues to believe that this is not the time to sell the Company. The revised Simon offer does not reflect the underlying value of the Company's assets or its growth prospects. In recommending firmly against the revised offer, we have considered the interests of all of the Company's shareholders."
         The Company noted that Simon has acknowledged that it cannot complete its offer because the Taubman Centers charter, in effect since its initial public offering in 1992, requires that two-thirds of Taubman Centers voting shares must approve any sale transaction or amendment to the corporate charter and the owners of over one-third of the outstanding Taubman Centers voting shares continue in their opposition to a sale.
         While Simon claims that there is "no cost" for shareholders to tender, the fact is that Simon's efforts to acquire Taubman Centers have cost Simon's shareholders approximately half a billion dollars of Simon's equity market value since Simon publicly announced its interest in Taubman Centers. By contrast, over the same time period, other publicly-traded mall REITs have appreciated in value.
         In making its determination, the Taubman Centers Board of Directors received the opinion of Goldman, Sachs & Co. that the revised Simon offer is inadequate, and considered a number of additional factors, including, among others:

      -- NOW IS NOT THE TIME TO SELL. A number of the Company's properties are at early stages in their development cycle and are expected to generate increasing returns over the next few years. The Board believes that the revised Simon offer does not reflect the value of these assets or their growth potential. Moreover, the Board believes the Company's organic growth strategy of concentrating on improving the quality and consistency of its assets, along with selective development, acquisitions and divestitures, is likely to yield long-term returns to shareholders superior to the revised Simon offer.

      -- THE COMPANY HAS OUTPERFORMED ITS PEERS. For the five years ending November 13, 2002, the date immediately prior to the public announcement of Simon's initial proposal, Taubman Centers delivered more than an 80% total return to shareholders. During that time period, the Company outperformed the Morgan Stanley REIT Total Return Index (which returned 21.6%), the S&P 500 Total Return Index (which returned 4.3%) and many of its competitors (including Simon, which returned 63.3%). The Taubman Centers properties have the highest average sales and rents per square foot of any regional mall company.

      -- THE OFFER CANNOT BE COMPLETED WITHOUT THE SUPPORT OF OWNERS WHO ARE NOT OBLIGATED TO SELL. The Taubman family and other shareholders, with combined ownership and voting power representing over one-third of the total voting power of the Company's capital stock, have indicated that they have no interest in pursuing a sale transaction. The affirmative vote of two-thirds of the Company's voting power to approve a merger, sale or other similar transaction has been required under the Company's charter since the initial public offering of Taubman Centers in 1992. The Company believes that the litigation brought by Simon seeking to strip certain Taubman Centers shareholders of their voting rights is without merit.

      -- THE OFFER IS A SIGNIFICANT WASTE OF CORPORATE ASSETS. The unsolicited and hostile nature of the revised Simon offer, coupled with its inability to be completed, makes it expensive, disruptive and detrimental to the companies involved.

      -- SAVVY REAL ESTATE INVESTOR RECOGNIZES TAUBMAN'S VALUE, ASSETS AND GROWTH PLANS. Sheldon M. Gordon of Gordon Group Holdings, the original visionary and designer of The Forum Shops at Caesars in Las Vegas, has decided to invest in Taubman Centers at a price of $24 per share for non-voting units in connection with the Company's support of Mr. Gordon's potential acquisition of Simon's interest in The Forum Shops. Mr. Gordon recognizes Taubman's leasing strengths and unparalleled collection of high-quality assets and believes in Taubman's value and growth plans.

      -- THE OFFER IS HIGHLY CONDITIONAL. The revised Simon offer is subject to many conditions, resulting in significant uncertainty that the offer could or would be consummated. In addition, the anti-competitive nature of the combination proposed by Simon - which the Company believes is designed to further Simon's and Westfield's control over key markets where Simon and Westfield are already highly dominant - raises serious antitrust concerns, creating further uncertainty.

      -- SIMON MISREPRESENTS FACTS TO SERVE ITS OWN ENDS. Simon continues to publicly mischaracterize Taubman Centers' financial and stock price performance, the Taubman Centers 1998 restructuring, Taubman Centers' corporate governance, Simon's own governance and the premium being offered.

         Stockholders of Taubman Centers are strongly advised to read Taubman Centers' amended solicitation/ recommendation statement regarding the revised tender offer referred to in this press release because it contains important information. Stockholders may obtain a free copy of the amended solicitation/ recommendation statement, which has been filed by Taubman Centers with the Securities and Exchange Commission, at the SEC's web site at www.sec.gov and at Taubman Center's website at www.taubman.com, under Investor Relations. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement by directing requests to Taubman Centers' Investor Relations Department.
         Goldman, Sachs & Co. is acting as financial advisor and the law firms of Wachtell, Lipton, Rosen & Katz; Miro, Weiner & Kramer, PC; and Honigman Miller Schwartz and Cohn, LLP are acting as legal advisors. Taubman Centers has also retained Innisfree M&A Incorporated to assist it in connection with communications with shareholders with respect to the offer.

         A presentation regarding the Taubman Center Board's rejection of the revised Simon offer is available on Taubman Centers' website at www.taubman.com.
         Taubman Centers, a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. The company is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

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